Exhibit 99.07
Southern Company
Financial Overview
As Reported
(In Millions of Dollars)

	Three Months Ended March
	2014	2013	% Change
Consolidated –
Operating Revenues	$4,644	$3,897	19.2%
Earnings Before Income Taxes	544	128	N/M
Net Income Available to Common	351	81	N/M

Alabama Power –
Operating Revenues	$1,508	$1,308	15.3%
Earnings Before Income Taxes	324	248	30.6%
Net Income Available to Common	187	141	32.6%

Georgia Power –
Operating Revenues	$2,269	$1,882	20.6%
Earnings Before Income Taxes	436	325	34.2%
Net Income Available to Common	266	197	35.0%

Gulf Power –
Operating Revenues	$407	$326	24.8%
Earnings Before Income Taxes	62	37	66.4%
Net Income Available to Common	37	22	68.6%

Mississippi Power –
Operating Revenues	$331	$246	34.7%
Earnings Before Income Taxes	(301)	(415)	27.4%
Net Income Available to Common	(172)	(246)	30.2%

Southern Power –
Operating Revenues	$351	$303	15.8%
Earnings Before Income Taxes	37	44	(14.9)%
Net Income Available to Common	33	29	14.7%

N/M - not meaningful

Notes
- Mississippi Power Company restated its 2012 financial statements to reflect a pre-tax charge to income for the estimated probable loss on Kemper IGCC of $78 million ($48 million after tax) in 2012. Southern Company evaluated the portion of the estimated probable loss related to 2012 and concluded it was not material to Southern Company. Therefore, Southern Company reflected the pre-tax charge to income for this portion of the estimated probable loss related to 2012 in the first quarter 2013.

- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.